Exhibit 99.1

Xerox Corporation Savings Plan
Financial Statements and Supplemental Schedule
as of December 31, 2016 and 2015
to Accompany 2016 Form 5500 - Annual Return/Report of
Employee Benefit Plan under ERISA of 1974

Xerox Corporation Savings Plan

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Administrator of
Xerox Corporation Savings Plan

In our opinion, the accompanying Statement of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits present fairly, in all material respects, the net assets available for benefits of the Xerox Corporation Savings Plan (the “Plan”) as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental Schedule of Assets (Held at End of Year) at December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental Schedule of Assets (Held at End of Year) is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 29, 2017

Xerox Corporation Savings Plan
Statement of Net Assets Available for Benefits

	December 31,
(in thousands)	2016	2015
Assets
Investment interest in Master Trust, at fair value (1)	$4,142,286	$4,125,177
Participant loans receivable	53,030	56,739
Employer contributions receivable	6,276	7,036
Total assets	4,201,592	4,188,952
Net assets available for benefits	$4,201,592	$4,188,952

(1) Refer to Note 4 - Master Trust for additional information regarding the Plan's investment interest in the Master Trust.

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Statement of Changes in Net Assets Available for Benefits

(in thousands)	Year Ended December 31, 2016
Additions to net assets
Contributions
Participant	$93,393
Employer	27,788
Rollovers	49,603
Rollovers from ESOP (1)	4
Rollovers from RIGP (1)	15,619
Total contributions	186,407
Net appreciation from plan interest in Master Trust, net of Master Trust administrative expenses	298,305
Interest income on participant loans	2,236
Transfers in from affiliated plan (1)	300
Total additions	487,248
Deductions from net assets
Benefits paid to participants	472,470
Transfers out to affiliated plan (1)	5
Administrative expenses	1,604
Other	529
Total deductions	474,608
Net increase / (decrease) in net assets available for benefits	12,640
Assets available for benefits
Beginning of year	4,188,952
End of year	$4,201,592

(1) Refer to Note 8 - Related Party Transactions and Parties-in-Interest Transactions for additional information.

The accompanying notes are an integral part of these financial statements.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015
(in thousands, except where otherwise noted)

Note 1 - Description of the Plan
The following description of the Xerox Corporation Savings Plan (the "Plan") provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants should refer to the summary Plan description and the Plan document for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the "Company") and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.
Administration
The Plan Administrator Committee is appointed by the Vice President of Human Resources of the Company and is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the "Trustee"). Conduent Human Resource Services (formerly operating as Xerox Business Services, LLC) is the record keeper of the Plan.
Contributions
Subject to limits imposed by the Internal Revenue Code (the "IRC"), eligible employees may contribute to the Plan up to 80% of pay (as defined in the plan document) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age fifty by the end of the Plan year may make an additional catch-up contribution up to six thousand dollars, subject to limits imposed by the IRC. Participants direct the investment of their contributions into various investment options offered by the Plan.
The Company provides a matching contribution of 3% (100% on up to 3% of eligible pay that is saved in the Plan).
To be eligible to receive the matching Company contribution, the participant must be actively employed on the last business day of the quarter in which the contribution is made by the Company (except by reason of death, retirement, approved leave of absence, disability or layoff).
Vesting of Benefits
Participants are vested immediately in employee and Company contributions and actual earnings thereon.
Payment of Benefits
Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of their account. Participants who are retiree eligible (at least fifty-five years of age with at least ten years of service as defined in the Plan document) when service is terminated can receive installments.
For a participant who attains age seventy and one-half after December 31, 2011, and has terminated employment, Plan benefits will be distributed by April 1 of the calendar year following the calendar year of attainment of age seventy and one-half, in an amount equal to the Required Minimum Distribution, as defined in the Plan document, and the remainder of the participant’s benefits under the Plan shall be entirely distributed by the last day of the calendar year following the calendar year of attainment of age seventy and one-half. This will not apply to a participant who has elected payment in installments.
Investment Options
Plan participants are able to direct the investment of their Plan holdings (Company and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of ten Lifecycle Funds and fifteen Focused Strategy Funds that include passively and actively managed options.

Historically, the Xerox Stock Fund was also an investment option for Plan participants. However, effective August 4, 2015, no new investments were permitted into the Xerox Stock Fund (including payroll deductions and transfers from other funds in the Plan). The blackout period for liquidation began on November 11, 2016, and as of November 30, 2016, there were no investments remaining in the Xerox Stock Fund.
Participant Loans Receivable
Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to four and one-half years, except for loans to secure a private residence which can be payable up to fourteen and one-half years and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the fifteenth day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set forth on January 1, April 1, July 1, and October 1 by the Plan administrator. Principal and interest payments on the loans are deposited into the participants’ accounts, primarily made through payroll deductions, based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed fifty thousand dollars or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 10.5% as of December 31, 2016 and 2015, with loans maturing on various dates through 2029.
Participant Accounts
Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.
Plan Termination
The Plan was established with the expectation that it will continue indefinitely; however, the Company reserves the right to amend or terminate the Plan.
Audits
The Plan is subject to routine audits by government agencies, including the Department of Labor, however there are currently no audits in progress (refer to Note 3 - Federal Income Taxes for information regarding audits by taxing jurisdictions).
Note 2 - Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
Benefit Payments
Benefit payments are recorded when paid.
Participant Loans Receivable
Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.
Contributions
Employee contributions are recorded when withheld from participants’ pay. Company contributions are recorded on a quarterly basis.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.
Basis of Presentation
The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.
The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not participate.
Valuation of Investments and Income Recognition
The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund managers at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Fixed income investments are valued on the basis of valuations furnished by Company-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using valuation models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from security dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Company. The fair value of common and collective trust funds are valued at the net asset value on the last business day of the year. Limited partnerships including real estate trusts, are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment adviser. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
Administrative Expenses
Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). The Plan pays legal and audit fees, as well as administrative expenses: (i) related to salaries of Company employees responsible for Plan administration; (ii) paid to the Trustee; and (iii) paid to certain funds managed by an affiliate of the Trustee and the investment manager. Certain other administrative expenses are paid by the Company and are not included in these financial statements.
Risks and Uncertainties
Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in the value of investments in the near term could materially affect the amount reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.
The Plan invests a portion of its assets in securities with contractual cash flows, such as asset-backed securities, collateralized mortgage obligations and commercial mortgage-backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults, and may be adversely affected by shifts in the market’s perception of the issuers, including the issuers’ creditworthiness. Early repayment of principal on some mortgage–related securities may expose the Plan to a lower rate of return upon reinvestment of the principal.
The Plan also invests in foreign securities. Investing in foreign securities may include certain risks and considerations not typically associated with investing in U.S. securities, such as fluctuating currency values and changing local and regional economic, political and social conditions, which may result in greater market volatility. In addition, certain foreign securities may not be as liquid as U.S. securities.
New Accounting Standards
In May 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-07, Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The standard impacts supplementary disclosures only, and therefore does not materially impact the Plan's financial statements. ASU 2015-07 is effective for the fiscal year ending December 31, 2016, thus the notes to the Plan's financial statements reflect the adoption and retrospective application of this standard.

In February 2017, the FASB issued ASU 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): Employee Benefit Plan Master Trust Reporting (a consensus of the Emerging Issues Task Force). ASU 2017-06 requires a plan's interests in master trust balances and activities to be presented on the face of the plan's financial statements, and requires additional disclosures related to master trust assets, liabilities, and investments. ASU 2017-06 is effective for the fiscal year ending December 31, 2019, and the Company is currently evaluating the impact of this standard on the Plan's financial statements.
Note 3 - Federal Income Taxes
The Internal Revenue Service (the "IRS") has determined and informed the Company by a letter dated September 9, 2013, that the Plan and related Master Trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.
Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2016, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions, and there is currently an IRS audit of the 2014 tax year in progress. The Company does not expect the results of this audit to have a material impact on the Plan's financial statements. The Plan administrator believes it is no longer subject to United States income tax examinations for years prior to 2013.
Note 4 - Master Trust
As discussed in Note 2 - Summary of Significant Accounting Policies, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

Company employee benefit plans represent the following percentages in the net assets of the Master Trust, for the year ended December 31:

	2016	2015
Xerox Corporation Savings Plan	57.9%	57.6%
Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.1%	3.1%
Xerox Corporation Retirement Income Guarantee Plan	36.3%	36.5%
Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	2.7%	2.8%
	100.0%	100.0%

Investment Strategy Fiduciary
The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (the "XRIC"). The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

Securities Lending
The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. There were no securities loaned by the Master Trust as of December 31, 2016 and 2015.

Master Trust Financial Information
The Statement of Net Assets of the Master Trust and Statement of Changes in Net Assets of the Master Trust are provided as follows:

Statement of Net Assets of the Master Trust

	December 31,
	2016	2015
Assets
Investments at fair value
Short-term investments	$630,860	$315,217
Fixed income investments	1,351,153	1,286,823
Xerox common stock	—	69,301
Registered investment companies (2)	313,300	646,542
Common and preferred stock	1,062,728	1,329,623
Common and collective trust funds (2)	3,255,669	2,951,514
Interest in real estate trusts	16,083	21,054
Interest in partnerships/joint ventures	531,949	516,622
Interest in restricted stock	4,049	3,083
Unrealized gain on foreign exchange contracts	6,202	1,292
Purchased options and swaptions	—	762
Variation margin on futures contracts	171	114
Premiums paid for open swap contracts	2,275	2,672
Unrealized gain on open swap contracts	6,182	785
Total investments at fair value	7,180,621	7,145,404
Cash	1,105	134,562
Cash, segregated	6	10,938
Receivables
Accrued dividends and interest	19,001	19,257
Receivable for securities sold	17,194	3,953
Other Assets	4,653	3,425
Total assets	7,222,580	7,317,539
Liabilities
Due to broker	—	700
Payable for securities purchased	4,891	126,441
Accrued expenses	11,666	11,631
Unrealized loss on foreign exchange contracts	61	930
Options and swaptions written at value (1)	—	559
Variation margin on futures contracts	36	67
Premiums received for open swap contracts	—	2,052
Unrealized loss on open swap contracts	50,682	9,738
Other	2,159	5,011
Total liabilities	69,495	157,129
Net assets of the Master Trust	$7,153,085	$7,160,410

(1) Premiums received on written swaption contracts were $0 and $3,314 for 2016 and 2015, respectively.
(2) An investment of $13,235 in a Common and collective trust fund was previously classified as a Registered investment company at December
31, 2015, and has been categorized as a Common and collective trust fund to properly disclose the holding in accordance with the
Company's policy and accounting principles generally accepted in the United States of America.

Statement of Changes in Net Assets of the Master Trust

Year Ended December 31, 2016
Additions to net assets
Investments
Interest and dividends (1)	$97,261
Net appreciation of investments	467,721
Other	6,767
Total additions	571,749
Deductions from net assets
Net transfers out of Master Trust (2)	545,006
Master Trust administrative expenses	34,010
Other	58
Total deductions	579,074
Net increase / (decrease) in net assets available for benefits	(7,325)
Net assets available for benefits
Beginning of year	7,160,410
End of year	$7,153,085

(1) Interest and dividends are presented net of withholding taxes of $274.
(2) Net transfers out include employer contributions, employee contributions, rollovers, benefit payments and other transfers.

Note 5 - Fair Value Measurement
ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the notes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:
Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Level 3:
Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan Administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Certain investments that are measured using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. Changes in valuation techniques may result in transfers in or out of an investment's assigned level within the hierarchy. Transfers between fair value hierarchy levels, if any, are recognized at the end of the period.

Level 3 assets are comprised of real estate funds and restricted stock securities. Real estate funds are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment adviser. The valuation techniques and inputs for the Level 3 assets have been consistently applied for all periods presented.

The investment advisers are selected by the XRIC. The authority for monitoring the valuation process of all investments is delegated by the XRIC to the Chief Investment Officer to whom the Xerox Trust Investment group reports. The Trust Investment group meets with investment advisers and performs quarterly reviews of the funds’ fair value measurements with investment advisers comparing those valuations to similar funds’ valuations outside of the Master Trust. Any changes in the fair value measurements are followed up on and brought to the XRIC’s attention at their quarterly meetings.

According to the hierarchy, each security was assigned a level 1, 2 or 3, based on the policy established by the Company.

Table 1a - Current Year Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	NAV (1)	Total
Assets
Short-term investments	$—	$—	$—	$630,860	$630,860
Common and preferred stock	1,062,728	—	—	—	1,062,728
Common and collective trust funds	—	—	—	3,255,669	3,255,669
Registered investment companies	313,300	—	—	—	313,300
Fixed income investments	—	1,351,153	—	—	1,351,153
Interest in partnerships / joint ventures	—	—	—	531,949	531,949
Interest in real estate trusts	—	—	4,293	11,790	16,083
Interest in restricted stock	—	—	4,049	—	4,049
Unrealized gain on foreign exchange contracts	—	6,202	—	—	6,202
Unrealized gain on futures contracts (2)	32	—	—	—	32
Unrealized gain on swap contracts	—	6,182	—	—	6,182
Total investment assets at fair value	$1,376,060	$1,363,537	$8,342	$4,430,268	$7,178,207

	Investment Liabilities at Fair Value as of December 31, 2016 (3)
	Level 1	Level 2	Level 3	Total
Liabilities
Unrealized loss on foreign exchange contracts	—	61	—	61
Unrealized loss on futures contracts (2)	206	—	—	206
Unrealized loss on swap contracts	—	50,682	—	50,682
Total investment liabilities at fair value	$206	$50,743	$—	$50,949

(1) Certain assets that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.
(2) Includes cumulative appreciation (depreciation) of futures contracts. Only current day's variation margin is reported within the Statement of Net
Assets of the Master Trust.
(3) All liabilities are associated with the defined benefit plans participating in the Master Trust.

Table 2a - Current Year Master Trust (Defined Contribution Plans Only)

	Investment Assets at Fair Value as of December 31, 2016 (1)
	Level 1	Level 2	Level 3	NAV (2)	Total
Short-term investments	$—	$—	$—	$564,272	$564,272
Common and preferred stocks	600,136	—	—	—	600,136
Common and collective trust funds	—	—	—	3,025,980	3,025,980
Registered investment companies	161,494	—	—	—	161,494
Interest in restricted stock	—	—	4,049	—	4,049
Total investment assets at fair value	$761,630	$—	$4,049	$3,590,252	$4,355,931

(1) There were no material transfers between any of the fair value hierarchy levels during the year.
(2) Certain assets that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

Table 1b - Prior Year Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	NAV (1)	Total
Assets
Short-term investments	$—	$—	$—	$315,217	$315,217
Xerox common stock	69,301	—	—	—	69,301
Common and preferred stock	1,329,623	—	—	—	1,329,623
Common and collective trust funds (4)	—	—	—	2,951,514	2,951,514
Registered investment companies (4)	646,542	—	—	—	646,542
Fixed income investments	—	1,286,823	—	—	1,286,823
Interest in partnerships / joint ventures	—	—	—	516,622	516,622
Interest in real estate trusts	—	—	18,532	2,522	21,054
Interest in restricted stock	—	—	3,083	—	3,083
Purchased options and swaptions	—	762	—	—	762
Unrealized gain on foreign exchange contracts	—	1,292	—	—	1,292
Unrealized gain on futures contracts (2)	605	—	—	—	605
Unrealized gain on swap contracts	—	785	—	—	785
Total investment assets at fair value	$2,046,071	$1,289,662	$21,615	$3,785,875	$7,143,223

	Investment Liabilities at Fair Value as of December 31, 2015 (3)
	Level 1	Level 2	Level 3	Total
Liabilities
Written options and swaptions	$—	$559	$—	$559
Unrealized loss on foreign exchange contracts	—	930	—	930
Unrealized loss on futures contracts (2)	313	—	—	313
Unrealized loss on swap contracts	—	9,738	—	9,738
Total investment liabilities at fair value	$313	$11,227	$—	$11,540

(1) Certain assets that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.
(2) Includes cumulative appreciation (depreciation) of futures contracts. Only current day's variation margin is reported within the Statement of Net
Assets of the Master Trust.
(3) All liabilities are associated with the defined benefit plans participating in the Master Trust.
(4) An investment of $13,235 in a Common and collective trust fund was previously classified as a Registered investment company at December
31, 2015, and has been categorized as a Common and collective trust fund to propely disclose the holding in accordance with the
Company's policy and accounting principles generally accepted in the United States of America.

Table 2b - Prior Year Master Trust (Defined Contribution Plans Only)

	Investment Assets at Fair Value as of December 31, 2015 (1)
	Level 1	Level 2	Level 3	NAV (2)	Total
Short-term investments	$—	$—	$—	$300,205	$300,205
Xerox common stock	69,301	—	—	—	69,301
Common and preferred stocks	800,484	—	—	—	800,484
Common and collective trust funds	—	—	—	2,748,925	2,748,925
Registered investment companies	431,279	—	—	—	431,279
Interest in restricted stock	—	—	3,083	—	3,083
Total investment assets at fair value	$1,301,064	$—	$3,083	$3,049,130	$4,353,277

(1) There were no material transfers between any of the fair value hierarchy levels during the year.
(2) Certain assets that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

Level 3 Investment Assets
The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement. Level 3 investment assets represent approximately 0.1% of the total Master Trust investments and are comprised of real estate funds and restricted stock.

The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the years ended December 31, 2016 and 2015.

	Fair Value
	2016			2015
	Real Estate	Restricted Stock	Total	Real Estate	Restricted Stock	Total
Balance, beginning of year (1)	$10,036	$3,083	$13,119	$25,746	$947	$26,693
Additions
Realized gains	461	—	461	812	—	812
Change in unrealized gains (2)	—	152	152	6,187	1,639	7,826
Purchases, issuances	—	1,390	1,390	379	500	879
Total additions	$461	$1,542	$2,003	$7,378	$2,139	$9,517
Deductions
Realized losses	(5)	—	(5)	(9)	—	(9)
Change in unrealized losses (2)	(6,044)	(576)	(6,620)	(253)	(3)	(256)
Sales, settlements	(155)	—	(155)	(14,330)	—	(14,330)
Total deductions	$(6,204)	$(576)	$(6,780)	$(14,592)	$(3)	$(14,595)
Balance, end of year	$4,293	$4,049	$8,342	$18,532	$3,083	$21,615

(1) Adjusted 2015 Real Estate to exclude assets of $3,172 that are measured at fair value using the NAV per share (or its equivalent) practical expedient. Adjusted 2016 Real Estate to exclude assets of $8,496 that are measured at fair value using the NAV per share (or its equivalent)
practical expedient effective in 2016, but were not valued using NAV as a practical expedient in prior years and are thus considered transfers out of level 3.
(2) Change in unrealized gains (losses) relating to the investments held at December 31, 2016 and 2015 was $(6,468) and $7,570 respectively, and was primarily associated with real estate unrealized gains (losses) of $(6,044) and $5,934 respectively.

Fair Value of Investments in Certain Entities that are Measured at Net Asset Value per Share (in millions):

	Fair Value
	December 31, 2016	December 31, 2015
Commingled Fund investing in (1):
Fixed Income	$184.0	$178.7
Domestic Equity	917.9	611.4
International Equity	447.2	478.0
Multiple Strategies	1,706.6	1,670.2
Emerging Market Debt (2)	—	13.0
Partnership Fund investing in:
International Equity (3)	30.7	14.5
Private Equity & Debt Funds (4)	327.7	344.9
Private Real Estate Funds (5)	16.1	21.2
Multiple Strategies (6)	173.5	157.2
	$3,803.7	$3,489.1

(1) Unless otherwise noted, this category represents investments in common and collective trust funds that invest in the indicated types of securities. All of these funds: (i) have daily liquidity (pending market conditions); (ii) are not subject to any redemption restrictions at the measurement date; (iii) have trade to settlement terms varying from one to three days; and (iv) have no required notice period. As of
December 31, 2016, there are thirty four such funds (Multiple Strategies includes: (a) ten funds that each invest in a mix of domestic equity, international equity, and fixed income securities; (b) one fund that invests in a mix of commodities and fixed income securities; and (c) two funds that invest in domestic and international public real estate equity securities).
(2) This category includes investments in common and collective trust funds that invest in emerging market debt. All of these funds: (i) allow for weekly redemptions; (ii) have trade to settlement terms varying from one to three days; and (iii) have a required notice period of five days prior to the redemption date. As of December 31, 2016, there are no longer any funds in this category.
(3) This category includes partnership funds that invest in international equity. All of these funds: (i) allow for monthly redemptions and contributions on the first of each month; (ii) have trade to settlement terms varying from one to three days; and (iii) have a required notice period for redemptions and contributions, in which the fund manager must be notified by the fifteenth of the preceding month (i.e. fifteen days prior to the redemption date). As of December 31, 2016 there is one such fund.
(4) This category includes partnership funds that invest in private equity or private debt, both domestically and internationally. These investments can not be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next one to fifteen years. As of December 31, 2016, there are thirteen such funds, and unfunded commitments of $76.6 million remain in nine of the funds.
(5) This category includes partnership funds invested in domestic and international real estate funds. The fair value of these investments is estimated using the NAV of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals and/or discounted cash flow models. These investments can not be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next one to five years. As of December 31, 2016, there are nine such funds, and unfunded commitments of $0.1 million remain in two of the funds.
(6) This category includes partnership funds that invest in a mix of commodities and fixed income, domestic equity, and international equity securities. All of these funds: (i) allow for monthly redemptions and contributions on the first of each month; (ii) have trade to settlement terms varying from one to three days; and (iii) have a required notice period for redemptions and contributions, in which the fund manager must be notified by the fifteenth of the preceding month (i.e. fifteen days prior to the redemption date). As of December 31, 2016, there are two such funds.

Note 6 - Derivatives Policy
The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives as allowed by the Investment Policy Statement - i.e. principally to: (i) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (ii) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (iii) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts, interest rate swaps, credit default swaps, swaptions and options.

When engaging in forward currency contracts and any other over-the-counter derivatives, there is exposure to credit risk in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. This counterparty risk is further mitigated through the netting provisions of various agreements with certain counterparties that permit net settlement under specific conditions and, for certain counterparties, by providing collateral. These netting provisions may be part of an International Swap and Derivative Association agreement ("ISDA") or other types of agreements. Such netting provisions govern the ability to offset amounts the Master Trust owes a counterparty against amounts the counterparty owes the Master Trust (net settlement). The agreements are specific to an individual counterparty within a particular investment account and generally allow net settlement in the event of contract termination.

Furthermore, these agreements generally permit termination by either party prior to maturity upon the occurrence of certain stated events, such as failure to pay or bankruptcy. ISDAs also specify other events, the occurrence of which would allow one of the parties to terminate. Collateral requirements are determined based on the net aggregate unrealized gain or loss on all bilateral derivatives with each counterparty, subject to minimum transfer amounts. Any additional collateral required due to changes in securities values is transferred the next business day.
The Master Trust discloses all derivatives in the Statement of Net Assets of the Master Trust (refer to Note 4 - Master Trust) on a gross basis. During the years ended December 31, 2016 and 2015, derivatives were used only in the defined benefit plans participating in the Master Trust - the following notes include a summary of (i) the significant accounting policies associated with the Master Trust’s use of derivatives, and (ii) financial information, including any pledged and received collateral amounts, for derivative contracts open as of the measurement date.
Forward Foreign Currency Exchange Contracts
Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.
Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset, and any gain (loss) is realized on the date of offset.
Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2016 and 2015, the unrealized gain/loss of forward currency contracts represents less than 1% of total investments.
As of December 31, 2016 and 2015, the Master Trust had pledged cash collateral of $0 and $58 respectively to counterparties in forward currency contracts.

A summary of open forward currency contracts of the Master Trust as of December 31, 2016 is presented below:

Currency	Maturity Date	Notional Value	Gross Amounts of Unrealized Gains in the Statement of Net Assets	Gross Amounts of Unrealized Liabilities in the Statement of Net Assets	Net Amount of Unrealized Gain/(Loss)
Australian Dollar	2/8/2017	$2,227	$107	$(4)	$103
British Pound	2/8/2017	22,137	126	(19)	107
Canadian Dollar	2/8/2017	976	2	(1)	1
Danish Krone	2/8/2017	5,628	250	(4)	246
Euro	2/8/2017	43,504	2,088	—	2,088
Hong Kong Dollar	2/8/2017	7,152	3	—	3
Japanese Yen	2/8/2017	24,463	2,850	(26)	2,824
New Israeli Sheqel	2/8/2017	416	4	—	4
New Zealand Dollar	2/8/2017	342	16	—	16
Norwegian Kroner	2/8/2017	1,016	48	(1)	47
Singapore Dollar	2/8/2017	680	29	—	29
Swedish Krona	2/8/2017	7,598	164	—	164
Swiss Franc	2/8/2017	11,979	515	(6)	509
		$128,118	$6,202	$(61)	$6,141

A summary of open forward currency contracts of the Master Trust as of December 31, 2015 is presented below:

Currency	Maturity Date	Notional Value	Gross Amounts of Unrealized Gains in the Statement of Net Assets	Gross Amounts of Unrealized Liabilities in the Statement of Net Assets	Net Amount of Unrealized Gain/(Loss)
Australian Dollar	2/11/2016-2/16/2016	$5,938	$4	$(120)	$(116)
Brazilian Real	1/5/2016-2/2/2016	5,417	103	(17)	86
British Pound	1/5/2016-2/16/2016	41,716	843	(77)	766
Canadian Dollar	2/16/2016	1,057	50	(1)	49
Danish Krone	2/16/2016	3,862	12	—	12
Euro	2/11/2016-2/16/2016	52,619	61	(200)	(139)
Hong Kong Dollar	2/16/2016	5,087	—	(1)	(1)
Indian Rupee	1/21/2016	2,783	2	(3)	(1)
Japanese Yen	1/5/2016-2/16/2016	30,719	77	(336)	(259)
Mexican Peso	3/14/2016	343	4	—	4
New Israeli Sheqel	2/16/2016	400	—	—	—
New Zealand Dollar	2/16/2016	242	—	(9)	(9)
Norwegian Kroner	2/16/2016	1,125	38	—	38
Singapore Dollar	2/16/2016	665	4	—	4
Swedish Krona	2/16/2016	6,669	—	(154)	(154)
Swiss Franc	2/16/2016	12,493	87	(12)	75
Yuan Renminbi	10/11/2016	1,193	7	—	7
		$172,328	$1,292	$(930)	$362

Futures Contracts
The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (initial margin) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security.

As of December 31, 2016 and 2015, the unrealized gain/loss of futures contracts represents less than 1% of total investments.

As of December 31, 2016 and 2015, cash balances of $0 and $371 respectively were pledged to cover margin requirements for open futures contracts.
A summary of open fixed income futures contracts of the Master Trust is presented below for the year ended:

	December 31, 2016			December 31, 2015
Description	Contracts Long / (Short)	Notional Value	Unrealized Gain / (Loss)	Contracts Long / (Short)	Notional Value	Unrealized Gain / (Loss)
90 day Eurodollar Future	—	$—	$—	$(831)	$(207,750)	$500
Euro-BTP Future	—	—	—	(5)	(500)	8
Euro-Bond Future	—	—	—	5	500	(12)
US Treasury 2-30 year Futures	267	29,800	(174)	338	33,300	(204)
	267	$29,800	$(174)	$(493)	$(174,450)	$292

Interest Rate Swap Contracts
The Master Trust may invest in interest rate swap contracts. The Master Trust uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts typically represent the exchange between the Master Trust and a counterparty of respective commitments to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts have a term coincident with the maturity date of the Master Trust, with settlement scheduled for the termination date of the contract.

During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Master Trust in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Swaps are marked-to-market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Net Assets Available for Benefits. Periodic cash settlements on interest rate swaps are recorded as realized gains or losses. Interest rate swap contracts may include extended effective dates.

Entering into a swap contract involves, to varying degrees, elements of credit, market and/or interest rate risk in excess of the amounts reported in the Statement of Net Assets of the Master Trust. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts.

Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Master Trust enters into swap contracts with counterparties whose creditworthiness has been approved by the Company. The Master Trust bears the market risk arising from any change in index or security values or interest rates. Under certain circumstances, the Master Trust may be required to pledge collateral to or may receive collateral from swap counterparties. Initial upfront payments received or made upon entering into a swap contract are included in the fair value of the swap.

The following interest rate swap contracts were open as of December 31, 2016:

Description	Fixed rate	Maturity Date	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/(Loss)
Pay Fixed and Receive 3-Month LIBOR USD	1.60% - 2.08%	2026 - 2046	$58,400	$—	$6,182	$6,182
Pay 3-Month LIBOR USD and Receive Fixed	1.55% - 2.55%	2026 - 2046	627,500	2,275	(48,407)	(50,682)
			$685,900	$2,275	$(42,225)	$(44,500)

The following interest rate swap contracts were open as of December 31, 2015:

Description	Fixed rate	Maturity Date	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/(Loss)
Pay Fixed and Receive 12-Month EMU CPTFE	0.95% - 1.01%	2020	$4,400	$—	$(25)	$(25)
Pay Fixed and Receive 12-Month USCPI	1.27% - 1.53%	2016 - 2020	7,100	—	34	34
Pay Fixed and Receive 3-Month LIBOR USD	1.30% - 2.75%	2017 - 2045	161,650	(397)	(1,734)	(1,337)
Pay Fixed and Receive 6-Month EURIBOR	0.35% - 1.50%	2017 - 2046	17,750	(9)	(49)	(40)
Pay Fixed and Receive 6-Month LIBOR GBP	2.00% - 2.25%	2026 - 2046	5,100	27	(6)	(33)
Pay Fixed and Receive 6-Month LIBOR JPY	0.50% - 1.00%	2021 - 2024	1,187,600	11	(395)	(406)
Pay Fixed and Receive USD MCPI	1.54%	2016	300	—	(6)	(6)
Pay 3-Month LIBOR USD and Receive Fixed	2.00% - 2.77%	2025 - 2045	426,735	31	(4,364)	(4,395)
Pay 9-Month MEXIBOR and Receive Fixed	6.80%	2023	28,400	14	71	57
Pay Brazilian CDI and Receive Fixed	12.91%-13.73%	2018 - 2021	15,200	(2)	(299)	(297)
Pay 28-day MX Interbank TIIE and Receive Fixed	5.61% - 6.19%	2021 - 2035	150,400	40	(550)	(590)
			$2,004,635	$(285)	$(7,323)	$(7,038)

Credit Default Swap Contracts
Credit default swap ("CDS") contracts are agreements in which one party pays fixed periodic payments to a counterparty in consideration for a guarantee from the counterparty to make a specific payment should specified negative credit event(s) take place. The Master Trust entered into CDS contracts to hedge the Master Trust’s exposure on a debt security that it owns or in lieu of selling such debt security.
As the purchaser of a CDS contract, the Master Trust purchases protection by paying a periodic interest rate on the notional amount to the counterparty. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized loss upon payment. If a credit event as specified in the contract occurs, the Master Trust may have the option to either deliver the reference obligation to the seller in exchange for a cash payment of its par amount, or to receive a net cash settlement equal to the par amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash delivered and the notional amount received will be recorded as a realized gain (loss).

As the seller of a CDS contract, the Master Trust sells protection to a buyer and will generally receive a periodic interest rate on the notional amount. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized gain upon receipt of the payment. If a credit event as specified in the contract occurs, the Master Trust may either be required to accept the reference obligation from the buyer in exchange for a cash payment of its notional amount, or to pay the buyer a net cash settlement equal to the notional amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash received and the notional amount paid will be recorded as a realized gain (loss). The maximum potential amount of undiscounted future payments the Master Trust could be required to make as the seller of protection under a CDS contract is equal to the notional amount of the reference obligation.
As a protection seller, the Master Trust bears the risk of loss from the credit events specified in the contract. Although specified events are contract specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. For CDS contracts on credit indices, quoted market prices and resulting market values serve as an indicator of the current status of the payment/performance risk. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the reference entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the contract. CDS contracts are valued daily, and the change in value is recorded as unrealized appreciation (depreciation) until the termination of the swap, at which time a realized gain (loss) is recorded.
CDS contracts are subject to counterparty credit risk, leverage risk, hedging risk, correlation risk, liquidity risk and general market risk. The Master Trust will enter into CDS transactions only with counterparties that meet certain standards of creditworthiness.
As of December 31, 2016 and 2015, the Master Trust had pledged cash collateral of $0 and $10,517 respectively to swap counterparties.
There were no CDS contracts open as of December 31, 2016.

The following CDS contracts were open at December 31, 2015:

Reference Obligation	Moody's Credit Rating	Fixed rate	Maturity Date	Buy/Sell	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/(Loss)
CDX.NA.HY.24	Not Rated	5.00%	2020	Sell	$7,128	$494	$267	$(227)
CDX.NA.HY.25	Not Rated	5.00%	2020	Sell	6,500	80	78	(2)
CDX.NA.IG.19	Not Rated	1.00%	2017	Sell	33,700	181	374	193
CDX.NA.IG.23	Not Rated	1.00%	2019	Sell	17,000	271	111	(160)
CDX.NA.IG.24	Not Rated	1.00%	2020	Sell	34,900	622	221	(401)
CDX.NA.IG.25	Not Rated	1.00%	2020	Sell	61,300	467	335	(132)
Chesapeake Energy Corporation	B3	5.00%	2020	Sell	1,075	36	(746)	(782)
CMBX.NA.AAA Indices	Not Rated	0.50%	2057	Sell	8,900	(478)	(433)	45
D.R. Horton, Inc.	Ba1	1.00%	2018-2019	Sell	2,700	(15)	35	50
ENCANA CORPORATION	Baa2	1.00%	2018	Sell	600	(1)	6	7
ENERGY TRANSFER PARTNERS, L.P.	Baa3	1.00%	2020	Sell	1,700	(83)	(160)	(77)
Federative Republic of Brazil	Baa3	1.00%	2018-2020	Sell	3,200	(238)	(330)	(92)
GAZPROM PUBLIC JOINT STOCK COMPANY	Ba1	1.00%	2019	Sell	3,100	(327)	(239)	88
iTraxx Europe Crossover Series 24 Version 1	Not Rated	5.00%	2020	Sell	700	94	84	(10)
iTraxx Europe Series 24 Version 1	Not Rated	1.00%	2020-2025	Sell	7,050	16	34	18
MetLife, Inc.	A3	1.00%	2019	Sell	1,300	16	18	2
NRG Energy, Inc.	B1	5.00%	2018	Sell	3,200	251	97	(154)
People's Republic of China	Aa3	1.00%	2020	Sell	1,600	(2)	(4)	(2)
PETROLEO BRASILEIRO S/A PETROBRAS	Ba3	1.00%	2018-2019	Sell	2,950	(125)	(566)	(441)
Republic of Italy	Baa2	1.00%	2019-2020	Sell	15,200	(199)	(21)	178
Sberbank	A3	1.00%	2019	Sell	1,700	(32)	(29)	3
TESCO PLC	Ba1	1.00%	2019	Sell	1,000	(25)	(23)	2
The Goldman Sachs Group, Inc.	A3	1.00%	2020	Sell	3,000	7	23	16
United Mexican States	A3	1.00%	2018-2019	Sell	8,900	(45)	(174)	(129)
VIRGIN MEDIA FINANCE PLC	B2	5.00%	2019-2021	Sell	1,200	14	62	48
VOLKSWAGEN AKTIENGESELLSCHAFT	A3	1.00%	2016-2020	Sell	2,450	(74)	(30)	44
					$232,053	$905	$(1,010)	$(1,915)

Interest Rate Swaption Contracts

The Master Trust may write or purchase interest rate swaption contracts which are options to enter into a pre-defined swap agreement by some specified date in the future. The writer of the swaption becomes a counterparty to the swap if the buyer exercises. The interest rate swaption contract will specify whether the buyer of the swaption will be a fixed rate receiver or a fixed rate payer upon exercise. Options on swap contracts are considered over-the-counter financial derivative instruments that derive their value from underlying asset prices, indices, reference rates, and other inputs, or a combination of these factors. These contracts are normally valued on the basis of broker dealer quotations or by pricing service providers.

In 2016 and 2015, total premiums received for written swaption contracts were $0 and $3,314 respectively.

As of both December 31, 2016 and 2015, the Master Trust was in receipt of $0 cash collateral from the broker for swaption contracts.

There were no swaption contracts open as of December 31, 2016.

The following swaption contracts were open as of December 31, 2015:

(Written) Purchased	Pay/Receive Floating rate	Description	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Pay	10-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	1.95%-3.00%	2016	$(10,100)	$(39)
Written	N/A	5-Year Credit Default Swaption	CDX.O IG25	0.95%-1.25%	2016	(46,550)	(43)
Written	Pay	5-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	2.80%-5.20%	2016-2017	(193,300)	(426)
Purchased	Pay	2-Year Interest Rate Swaption (Call)	3-Month USD-LIBOR	1.2%	2016	13,800	27
Purchased	Pay	30-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	3.02%-5.20%	2016-2017	51,200	701
						$(184,950)	$220

Options Contracts
The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options contracts to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options contracts to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.
Exchange-traded options are valued using the National Best Bid and Offer ("NBBO") close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO ask (for short positions) will be used to value the options. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.
When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain/(loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.
Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options contract(s).

During the years ended December 31, 2016 and 2015, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return. There were no purchased or written options contracts outstanding as of December 31, 2016.

As of December 31, 2015, the Master Trust had: (i) purchased foreign currency options outstanding in the notional amount of $(4,170) with a value of $(51); and (ii) written foreign currency options outstanding in the notional amount of $1,200 with a value of $34. These options expired in 2016.

Fair Value of Asset and Liability Derivative Contracts

The following table presents the fair value of the asset and liability derivatives carried on the Statement of Net Assets of the Master Trust and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2016:

Derivatives not accounted for as hedging instruments, at fair value	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets
Unrealized gain on futures contracts (1)	$32	$—	$—	$32
Unrealized gain on foreign exchange contracts	—	6,202	—	6,202
Unrealized gain on open swap contracts	—	—	6,182	6,182
Total assets	$32	$6,202	$6,182	$12,416
Liabilities
Unrealized loss on futures contracts (1)	$206	$—	$—	$206
Unrealized loss on foreign exchange contracts	—	61	—	61
Unrealized loss on open swap contracts	—	—	50,682	50,682
Total liabilities	$206	$61	$50,682	$50,949

(1) Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the
Statement of Net Assets of the Master Trust.

The following table presents the fair value of the asset and liability derivatives carried on the Statement of Net Assets of the Master Trust and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2015:

Derivatives not accounted for as hedging instruments, at fair value	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets
Unrealized gain on futures contracts (1)	$605	$—	$—	$605
Purchased options and swaptions	—	—	762	762
Unrealized gain on foreign exchange contracts	—	1,292	—	1,292
Unrealized gain on open swap contracts	—	—	785	785
Total assets	$605	$1,292	$1,547	$3,444
Liabilities
Unrealized loss on futures contracts (1)	$313	$—	$—	$313
Options and swaptions written at value	—	—	559	559
Unrealized loss on foreign exchange contracts	—	930	—	930
Unrealized loss on open swap contracts	—	—	9,738	9,738
Total liabilities	$313	$930	$10,297	$11,540

(1) Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the
Statement of Net Assets of the Master Trust.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust

The table below sets forth the net appreciation or depreciation for derivative instruments during the years ending December 31, 2016 and 2015.

	Net Appreciation / (Depreciation)
Derivatives not accounted for as hedging instruments	2016	2015
Futures contracts	$(1,358)	$(777)
Foreign exchange contracts	5,943	(329)
Swaption contracts	102	5,667
Swap contracts	3,313	(7,638)
	$8,000	$(3,077)
Average Notional Value

The table below sets forth the average notional value for derivative instruments during the years ended December 31, 2016 and 2015.

	Average Notional Value
Derivatives	2016	2015
Purchased futures contracts	$28,592	$21,842
Sold futures contracts	74,279	377,725
Purchased options contracts	500	400
Written options contracts	11,246	4,048
Purchased swaption contracts	35,733	217,067
Written swaption contracts	31,233	239,667
Interest rate swap contracts	939,488	1,671,131
Credit default swap contracts	111,871	221,936
Purchased foreign exchange contracts	13,838	37,374
Sold foreign exchange contracts	139,438	179,403
Master Netting Agreements

The funds the Master Trust participates in may enter into master netting agreements with their counterparties for derivative instruments, which provide the right, in the event of default (including bankruptcy or insolvency), for the non-defaulting party to liquidate the collateral and calculate the net exposure to the defaulting party or request additional collateral. For financial reporting purposes, the Plan does not offset financial assets and financial liabilities that are subject to master netting agreements in the Statement of Net Assets of the Master Trust.
The tables below set forth the Master Trust's open derivatives that are subject to master netting agreements, as of December 31, 2016:

		Gross Amounts Not Offset
		in the Statement of Net Assets
Derivative	Net Amount of Assets Presented in the Statement of Net Assets	Non-cash Collateral Received	Cash Collateral Received	Net Amount
Foreign exchange contracts	6,202	$—	$—	$6,202
Swap contracts	6,182	—	—	6,182
	12,384	$—	$—	$12,384

		Gross Amounts Not Offset
		in the Statement of Net Assets
Derivative	Net Amount of Liabilities Presented in the Statement of Net Assets	Non-cash Collateral Pledged	Cash Collateral Pledged	Net Amount
Foreign exchange contracts	61	$—	$—	$61
Swap contracts (1)	50,682	(50,676)	(6)	—
	50,743	$(50,676)	$(6)	$61

(1) In conformance with disclosure requirements of accounting principles generally accepted in the United States of America, the table above does not include additional non-cash collateral pledged to counterparties of $40,110.

Note 7 - Legal Matters
From time to time, the Plan, the Company and their affiliates are involved in litigation and various industry-related and other regulatory, governmental and law enforcement inquiries and subpoenas that arise in the ordinary course of business. The Company has reviewed these matters in connection with the Plan financial statements and determined that no accrual or loss contingency related to such matters is required to be included in the Plan financial statements.
Note 8 - Related Party Transactions and Parties-in-Interest Transactions
The Plan, along with the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards, historically invested in a unitized stock fund, The Xerox Stock Fund (the "Fund"), which was primarily comprised of Xerox Corporation common shares. The unit values of the Fund were recorded and maintained by the Trustee.
Effective August 4, 2015, no new investments were permitted into the Fund (including payroll deductions and transfers from other funds in the Plan). The blackout period for liquidation began on November 11, 2016, and as of November 30, 2016, there were no investments remaining in the Fund.
During the year ended December 31, 2016, the Plans purchased no common shares in the Fund, sold common shares in the Fund in the approximate amount of $62,757, and had net depreciation in the Fund of approximately $6,544. The total value of the Plans’ investment in the Fund was approximately $0 and $69,301 as of December 31, 2016 and 2015, respectively. During 2016, dividends paid on Xerox Corporation common shares amounted to $1,298. These transactions, as well as participant loans, qualify as party-in-interest transactions.
The Plan pays the administrative expenses detailed in Note 2 - Summary of Significant Accounting Policies, and these transactions qualify as party-in-interest transactions.
The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plan ("RIGP") and the Xerox Corporation Employee Stock Ownership Plan ("ESOP"), and these transactions qualify as party-in-interest transactions. Transfers between the Plan and the Savings Plan of Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards may occur in the event of employee status changes and qualify as party-in-interest transactions. During the year ended December 31, 2016, such transfers amounted to $300 to the Plan and $5 from the Plan.
Note 9 - Commitments and Contingencies
In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.
As of December 31, 2016, the Master Trust is committed to invest $871,124 in certain private equity and real estate funds, of which $794,392 has been contributed.
Note 10 - Subsequent Events
The Plan has evaluated subsequent events through June 29, 2017, the date the financial statements were available to be issued. Any subsequent events requiring recognition have been incorporated into these financial statements, or the accompanying notes as applicable.

Xerox Corporation Savings Plan
Supplemental Schedule
Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)

(in thousands)
(b) Identity of issuer, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of Interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
Investment interest in Master Trust (1)	Refer to Note 4 - Master Trust	N/A (2)	$4,142,286
Participant loans (1)	Loans to plan participants with maturity dates through 2029 and interest rates on outstanding loans from 4.25% to 10.5% per annum	$0	53,030
			$4,195,316

(1) Party-in-interest
(2) Cost is omitted for participant-directed investments